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Exhibit 10.1

AMENDMENT NO. 1 TO
FOREST OIL CORPORATION
2007 STOCK INCENTIVE PLAN

        WHEREAS, Forest Oil Corporation (the "Company") has heretofore adopted the Forest Oil Corporation 2007 Stock Incentive Plan (the "Plan"); and

        WHEREAS, pursuant to Paragraph XII of the Plan, the Company desires to amend the Plan in certain respects;

        NOW, THEREFORE, the Plan shall be amended as follows, effective as of May 8, 2008:

        1.     Paragraph II(k) of the Plan shall be deleted in its entirety and the following shall be substituted therefor:

          "(k) "Director Stock Award" means a Restricted Stock Award or a Phantom Stock Award, as applicable, granted under Paragraph VIII(b) of the Plan to a Non-Employee Director."

        2.     The last two sentences of Paragraph VIII(b) of the Plan shall be deleted and the following shall be substituted therefor:

  "Notwithstanding the foregoing, the Board, in its sole discretion, may elect to grant a Phantom Stock Award in lieu of any Restricted Stock Award that a Non-Employee Director would otherwise be entitled to receive pursuant to the preceding provisions of this Subparagraph VIII(b). In the event the Board elects to grant a Non-Employee Director a Phantom Stock Award in lieu of a Restricted Stock Award pursuant to this Subparagraph VIII(b), the Phantom Stock Award shall provide the Non-Employee Director the right to acquire an equivalent number of shares of Common Stock as the Non-Employee Director would otherwise have been entitled to receive under such Restricted Stock Award as described in the preceding provisions of this Subparagraph VIII(b). In the discretion of the Board (and on such terms as the Board may determine), any such Phantom Stock Award may include the right to receive dividend equivalents with respect to such Award. If, as of any date that the Plan is effect, there are not sufficient shares of Common Stock available under the Plan to allow for the grant to each Non-Employee Director of a Restricted Stock Award or Phantom Stock Award, as applicable, for the number of shares provided herein, each Non-Employee Director shall receive a Restricted Stock Award or Phantom Stock Award, as applicable, for his or her pro-rata share of the total number of shares of Common Stock then available under the Plan. Each Restricted Stock Award and Phantom Stock Award granted to a Non-Employee Director pursuant to this Subparagraph VIII(b) shall be subject to Forfeiture Restrictions determined in the discretion of the Committee prior to the time of grant of such Award."

        3.     As amended hereby, the Plan is specifically ratified and reaffirmed.

        IN WITNESS WHEREOF, the undersigned, acting pursuant to authority granted to him by the Board of Directors of the Company, has caused this Amendment No. 1 to Forest Oil Corporation 2007 Stock Incentive Plan to be executed this 8th day of May, 2008.

FOREST OIL CORPORATION
By:	/s/ CYRUS D. MARTER IV Cyrus D. Marter IV Vice President, General Counsel & Secretary

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  Exhibit 10.1